ROCSOP-Oppenheimer Main Street Fund/VA
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Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for December 31, 2007. Net assets of the Fund were unaffected by the reclassifications.



                                                            REDUCTION TO
                                       REDUCTION TO      ACCUMULATED NET
              INCREASE TO           ACCUMULATED NET        REALIZED GAIN
              PAID-IN CAPITAL     INVESTMENT INCOME     ON INVESTMENTS 4
              --------------------------------------------------------
                $ 12,120,448              $ 4,333         $ 12,116,115
              --------------------------------------------------------

4. $12,120,448, including $10,012,401 of long-term capital gain,was distributed in connection with Fund share redemptions